4866-7191-0190 v.3

Exhibit No. 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 20, 2024 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.055961 per unit, payable on June 28, 2024, to unitholders of record on May 31, 2024. Marine’s 2023 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.055961 per unit is lower than the $0.101611 per unit distributed last quarter. Volumes of both oil and natural gas produced this quarter increased while the price realized on both oil and natural gas included in this distribution have decreased. This distribution is lower than the $0.110168 per unit distributed in the comparable quarter in 2023. As compared to the comparable quarter in 2023, the volume of oil produced decreased this year while production for natural gas increased. As compared to the comparable quarter in 2023, the price realized for both oil and natural gas have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

* * *

Contact: Jana Egeler

VP, Royalty Trust Services

Argent Trust Company, Trustee

Toll Free – 1.855.588-7839